Wednesday, January 5, 2011

SOLANEX MANAGEMENT INC.
ATTN:  Mr. David J. Eckert
3820 Boca Chica Avenue
Las Vegas, Nevada 89120-2056
(702) 932-1576

Re: Letter of Intent

Dear Mr. Eckert:

This binding letter of intent (“Letter of Intent”) hereby states the intentions of Corbridge Group, Inc., a Texas corporation, (hereinafter “Corbridge”) and Solanex Management Inc., a Nevada corporation (Entity Number C27331-2000), (hereinafter “Solanex”) in relation to an asset purchase transaction (hereinafter “Transaction”) which involves Solanex acquiring various assets of Corbridge.  Solanex will tender unregistered shares of common stock, $0.001 par value per share, of Solanex (the “Shares”) from Solanex’s treasury in exchange for the assets of Corbridge.

The Corbridge assets to be purchased in the Transaction are:  (1) any and all of the contracts and other assets previously held by EIT Telecom, Inc., a Delaware subsidiary of Corbridge and contributed to Corbridge, (2) the loans previously held by Pedernales River Capital Holdings, Inc., a Colorado subsidiary of Corbridge and contributed to Corbridge, (3) the telecom assets previously held by Corbridge Communications, Inc., a Colorado subsidiary of Corbridge and contributed to Corbridge, and (4) Corbridge’s option to purchase certain real estate assets, which consists of (a) an 191 unit apartment complex on Cambridge Street in Las Vegas, Nevada and (b) two four-story apartment buildings (43 units total) in Brooklyn, New York (hereinafter, the “Assets”).

In exchange for the Assets, Solanex will issue thirty (30) million Shares to Corbridge and/or parties designated by Corbridge (e.g., the current owners of the Las Vegas and Brooklyn real estate properties) at four cents (4¢) a share.  The Shares to be issued will represent sixty-six (66%) of the issued and outstanding shares of Solanex.

On the date of the close of the Transaction, Mr. Charles R. Shirley, Mr. Earle G. Hickey, Mr. Joseph Curci and Ms. Rosalia Miray will be appointed to the Board of Directors of Solanex and Mr. David J. Eckert will resign.  The Transaction documents shall contain standard representations and warranties, covenants and indemnification.

If you are in full agreement with the terms of this binding Letter of Intent please sign in the space provided below and fax it back to me at (832) 201-0892. Thank you for your attention to this matter.  If you have any questions, please feel free to call me on (832) 225-1372.

Best regards,
CORBRIDGE GROUP, INC.

/s/ CHARLES R SHIRLEY
Charles R. Shirley, J.D.
Chief Executive Officer

AGREE: SOLANEX MANAGEMENT INC.

/s/ DAVID J ECKERT
David J. Eckert
Chief Financial Officer

11811 North Freeway, Suite 500
Houston, Texas 77060-3287